Exhibit 24

POWER OF ATTORNEY The undersigned constitutes and appoints Amy Swinhoe, James Nias and Janet Walters, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities to sign such forms as are required to be filed on the undersigned's behalf pursuant to Sections 16(a) and 23(a) of the Securities and Exchange Act of 1934 and the rules and regulations thereunder with respect to the undersigned's holdings in Cascade Microtech, Inc., and any or all further amendments to said forms, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Jeff Killian. On August 18, 2014 , Jeff Killian personally appeared before me and acknowledged the foregoing instrumen to be his voluntary act and deed. IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written. OFFICIAL SEAL KIMBERLY A ERIKSEN NOTARY PUBLIC-OREGON COMMISSION NO. 463268 MY COMMISSION EXPIRES NOVEMBER l8, 2015 Notary Public for My commission expires: 11/18/2015